LINE OF CREDIT NOTE
$20,000,000                                                    Boulder, Colorado
                                                                October 14, 1998

         FOR VALUE RECEIVED, the undersigned Horizon Organic Holding Corporation, a Delaware corporation; Horizon Organic Dairy, a Colorado corporation, Horizon Organic Dairy, Maryland Farm, Inc., a Colorado corporation; Horizon Organic Dairy, Idaho Farm, Inc., a Colorado Corporation (hereinafter referred to as "Borrower" whether one or more), promises to pay to the order of U.S. Bank National Association ( Bank"), at 1600 28th Street, Boulder, Colorado 80301, or at such other place as Bank may designate, in lawful money of the United States of America, the principal sum of Twenty Million Dollars ($20,000,000) or so much thereof as may be advanced and be outstanding, together with interest on any and all principal amounts outstanding calculated in accordance with the provisions set forth below. This Note is issued under that certain Loan and Security Agreement between Borrower and Bank dated July 15, 1997 (as the same may be amended, replaced, restated and/or supplemented from time to time, the "Loan Agreement"). All terms not defined herein shall have the definition given to them in the Loan Agreement.

         As used herein, the following terms shall have the following respective meanings (such terms to be equally applicable to both the singular and plural forms of the terms defined):

                  "Advance":  a Fixed Rate Advance or a Reference Rate Advance.

                  "Applicable Margin":  with respect to:

                           (a)  Reference Rate Advance: negative .25%
                           (b)  Fixed Rate Advance: positive 1.65%

                  "Business Day": Any day other than a day on which commercial banks are authorized or required to close in Denver, Colorado and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Rate Advance or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, which is also a day on which dealings in U.S. Dollar deposits are carried on the interbank market selected by Bank for purposes of setting the Eurodollar Rate.

                  "Continuation or Conversion Request": A request by the Borrower to accrue and pay interest on all or some of the Advances at the Reserve Adjusted LIBOR Rate as set forth herein.

                  "Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the lower of the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on the Reuters Screen or the Telerate Screen, as of 11:00 a.m., London time (or such other time as of which such rate appears) two Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by Bank at such time based on such other published service of general application as shall be selected by Bank for such purpose; provided, that in lieu of determining the rate in the foregoing manner, Bank may determine the rate based on rates at which United States dollar deposits are offered to Bank in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by Bank to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). "Reuters Screen" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits). Telerate Screen" means page 3750 on the Telerate Screen (or such other page as may replace page 3750 on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

                  "Fixed Rate Advance": any portion of the funds advanced by Bank to Borrower pursuant to the Loan Agreement with respect to which Borrower has, in accordance with the terms hereof, selected to accrue and pay interest by reference to the Reserve Adjusted LIBOR Rate plus the Applicable Margin.

                  "Immediately Available Funds": funds with good value on the day and in the city in which payment is received.

                  "Initial Advance Request": The initial request for funds by Borrower as set forth herein.

                  "Interest Period": as to any Fixed Rate Advance, the period commencing on the date such Fixed Rate Advance is made, continued or converted and ending one, two, three, or six months thereafter, as the Borrower has selected in its Initial Advance Request or Continuation or Conversion Request; provided that: (a) the last day of any Interest Period shall not end after the Maturity Date; and (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Eurodollar Business Day, with regard to a Fixed Rate Advance, the last day of such Interest Period shall be extended to occur on the next succeeding Eurodollar Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in the following month, the last day of such Interest Period shall occur on the first preceding Eurodollar Business Day.

                  "Rate Option": the Reference Rate and the Reserve Adjusted LIBOR Rate, in each case plus the Applicable Margin.

                  "Reference Rate": the Reference Rate quoted by Bank as of 12:00 Noon on a given day in Minneapolis, Minnesota, which is a base rate that Bank from time to time establishes and which serves as a basis upon which effective rates of interest are calculated for those loans which make reference thereto. Borrower acknowledges that said Reference Rate is not necessarily the lowest index rate used or the lowest rate made available to customers by Bank.

                  "Reference Rate Advance": any portion of the funds advanced by Bank to Borrower pursuant to the Loan Agreement with respect to which Borrower has not selected, in accordance with the terms hereof, to accrue and pay interest by reference to the Reserve Adjusted LIBOR Rate plus the Applicable Margin.

                  "Regulation D": Regulation D (or any substitute regulations) of the Board of Governors of the Federal Reserve System (or any successor thereto), as amended from time to time.

                  "Reserve Adjusted LIBOR Rate": with respect to each Interest Period applicable to a Fixed Rate Advance, the rate per annum (rounded up to the next whole multiple of 1/100 of 1%) equal to the rate obtained by dividing (a) the Eurodollar Rate; by (b) a percentage equal to 100% minus the maximum reserve rate in effect on the first day of such Interest Period at which reserves (including any marginal, supplemental or emergency reserves) would be required to be maintained by Bank under Regulation D against "Eurocurrency Liabilities" (as such term is defined in Regulation D); provided, that Reserve Adjusted LIBOR for the applicable Interest Period shall be adjusted automatically on and as of the effective date of any change in such maximum reserve rate.

         The outstanding Advances hereunder may be maintained, at the election of the Borrower as provided herein, as Reference Rate Advances, Fixed Rate Advances or a combination thereof. The Initial Advance Request and any subsequent Continuation or Conversion Requests shall specify: (A) whether the Advance is to be maintained as a Reference Rate Advance or a Fixed Rate Advance;
(B) the proposed date of the Advance, Continuation or Conversion which shall be a Eurodollar Business Day; (C) the principal amount of the Advance, Continuation or Conversion, which in the case of a Fixed Rate Advance shall be in the minimum amount of $1,000,000 and in an integral multiple of $1,000,000; and (D) in the case of a Fixed Rate Advance, Continuation or Conversion, the Interest Period therefor. The Borrower shall be limited to four outstanding Fixed Rate Advances at a time. The Initial Advance Request or any subsequent Continuation or Conversion Requests for a Reference Rate Advance, Continuation or Conversion shall be made not later 10:30 a.m. (mountain time) on the Business Day prior to the proposed date of the Advance, Continuation or Conversion. The Initial Advance Request or any subsequent Continuation or Conversion Requests for a Fixed Rate Advance shall be made not later 9:00 a.m. (mountain time) on the third Eurodollar Business Day prior to the proposed date of the Advance, Continuation or Conversion.

         Borrower shall have the right to make prepayments of principal, without charge: (i) at any time if the prepayment is on an Advance outstanding as a Reference Rate Advance; or (ii) on the last day of the Interest Period if the prepayment is on an Advance outstanding as a Fixed Rate Advance. In the event of a prepayment of principal on an Advance outstanding as a Fixed Rate Advance prior to the last day of the Interest Period, whether voluntary or involuntary, then Borrower shall pay to Bank, upon demand, an amount, if any, that Bank determines to be approximately equal to its loss of net yield on the Advance resulting from the early payment of its principal.

         Provided that there does not exist any Matured Default under the Loan Agreement, Borrower shall have the option of: (i) continuing all or a portion of a Fixed Rate Advance as a Fixed Rate Advance; or (ii) converting all or a portion of a Reference Rate Advance into a Fixed Rate Advance; further provided, in each case, however, that Borrower shall give Bank prior notice in writing or by facsimile of its intent and desire to continue or convert an Advance under this paragraph (a "Continuation or Conversion Request"). A Continuation or Conversion Request shall be made in the manner and form, shall comply with the specifications of, and shall be made at the times as set forth above. In the event that Bank has not received a proper Continuation or Conversion Request with respect to any Advance outstanding as a Fixed Rate Advance on the last day of the Interest Period, then that Advance shall automatically be converted to a Reference Rate Advance as of the day following the last day of the Interest Period.

         Interest accrued hereunder shall be computed by reference to the Rate Option relative to the type of Advance selected by the Borrower in accordance herewith on the basis of actual days elapsed and a year of 360 days. With respect to any Reference Rate Advance, the rate of interest accruing hereunder shall change concurrently with each change in the Reference Rate as announced by Bank.

         The unpaid balance of this obligation at any time shall be the total amounts advanced hereunder by Bank together with accrued and unpaid interest, less the amount of payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by Bank.

         Interest with respect to Fixed Rate Advances shall be due and payable as follows. For any Interest Period selected by Borrower which is thirty (30) days long, interest accrued on this Note shall be payable on the last day of such interest period. For any Interest Period selected by Borrower which is greater than thirty (30) days long, interest accrued on this Note shall be payable on the first day (1st) day following the commencement of such Interest Period, on the same day of each month following such thirtieth (30th) day, and on the last day of such Interest Period. Interest with respect to Reference Rate Advances shall be payable on the first (1st) day of each month, commencing November 1, 1998. When any interest is due and payable under this Note, Bank may make an automatic Advance of principal under the Loan Agreement, which Advance shall be a Reference Rate Advance unless Borrower has otherwise selected, in accordance with the terms hereof, to accrue and pay interest by reference to the Reserve Adjusted LIBOR Rate plus the Applicable Margin.

         In addition to the repayment requirements imposed upon Borrower under the Loan Agreement, together with the agreements referred to therein, the principal amount owing under this Note shall be payable on the Maturity Date as defined below.

         Interim payments made by Borrower either pursuant the Loan Agreement or as a voluntary prepayment shall be applied first to any costs or fees owing by Borrower to Bank, shall be applied second to any interest payments owing hereunder which are due and unpaid, shall be applied third to any outstanding principal owing hereunder, and shall be applied fourth to interest accrued but not yet due.

         Anything herein or in the Loan Agreement to the contrary notwithstanding, all principal and interest remaining unpaid on June 30, 2000 ("Maturity Date"), shall be immediately due and payable, unless such Maturity Date shall be extended by Bank as set forth below.

         Advances hereunder, to the total amount of principal sum stated above, may be made by Bank at the oral or written request of Don Gaidano or Barnet M. Feinblum, who are authorized to request Advances and direct the disposition of any such Advances until written notice of the revocation of such authority is received by Bank at the address designated above. Any such Advances shall be conclusively presumed to have been made to or for the benefit of Borrower when Bank believes in good faith that such requests and directions have been made by authorized persons, or when said Advances are mailed to Borrower or deposited to the credit of the account of Borrower regardless of the fact that persons other than those authorized hereunder may have authority to draw against such account.

         Notwithstanding the provisions of this Note, Bank shall have the option, in its sole discretion and without any obligation to do so, to make Advances to Borrower (or for Borrower's account where authorized to do so under the Loan Agreement or related documents), in amounts in excess of those amounts which would otherwise be prescribed by this Note. Such overadvances, when made by Bank, shall become an obligation of Borrower and any surety of Borrower's indebtedness to Bank under this Note to the same extent as any other disbursements hereunder, and notwithstanding the fact that such overadvances may create a principal balance owing to Bank in excess of the face amount stated in this Note. Bank shall also have the option, in its sole discretion and without any obligation to do so, to extend the Maturity Date of the indebtedness hereunder. Such extensions shall be immediately effective when made by Bank and notice thereof shall be given by Bank as provided for in the Loan Agreement.

         Should any Event of Default occur, as provided for in the Loan Agreement, which shall not have been cured, if a right to cure is provided for therein, then at Bank's option, Bank may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand or notice of dishonor, all of which are expressly waived, and Bank shall have no obligation to make any further Advances hereunder.

         Should more than one person or entity sign this Note, the obligations of each signer shall be joint and several.

         This Note shall be construed in accordance with the laws of the State of Colorado.

                                HORIZON ORGANIC HOLDING CORPORATION

By  /s/ Don J. Gaidano                 By  /s/ Barnet M. Feinblum
     Its  Chief Financial Officer          Its  President & CEO
(SEAL)

                                HORIZON ORGANIC DAIRY, INC.

By  /s/ Don J. Gaidano                 By  /s/ Barnet M. Feinblum
     Its  Chief Financial Officer          Its  President & CEO
(SEAL)

                                HORIZON ORGANIC DAIRY,  MARYLAND FARM, INC.
By  /s/ Don J. Gaidano                 By  /s/ Barnet M. Feinblum
     Its  Chief Financial Officer          Its  President & CEO
(SEAL)

                                HORIZON ORGANIC DAIRY, IDAHO FARM, INC.
By  /s/ Don J. Gaidano                 By  /s/ Barnet M. Feinblum
     Its  Chief Financial Officer          Its  President & CEO
(SEAL)

                                  Exhibit 8B to
                          Loan and Security Agreement






                       Permitted Deposits and Investments






                                    Attached